Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of TuHURA Biosciences, Inc. on Form S-4 of our report dated March 21, 2024, which includes an explanatory paragraph as to Kineta Inc.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Kineta Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report appears in the proxy statement/prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such proxy statement/prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
February 7, 2025